UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 10, 2024

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SBAC	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement for 2024 Tower Securities

On September 10, 2024, SBA Senior Finance, LLC (“SBA Senior Finance”), an indirect subsidiary of SBA Communications Corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) among SBA Senior Finance, Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and Barclays Capital Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers named on Schedule I thereto (the “Initial Purchasers”), pursuant to which SBA Tower Trust, a New York common law trust (the “Trust”) established by SBA Depositor LLC, an indirect subsidiary of the Company (“SBA Depositor”), agreed to sell $1.45 billion aggregate principal amount of Secured Tower Revenue Securities, Series 2024-1, Subclass 2024-1C (the “2024-1C Tower Securities”) to the Initial Purchasers. Upon issuance, the 2024-1C Tower Securities will have an anticipated repayment date in October 2029, a final maturity date in October 2054 and an interest rate of 4.831% per annum. In addition, in connection with the closing of the offering of the 2024-1C Tower Securities, the Company expects that the Trust will also agree to sell $620.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2024-2, Subclass 2024-2C (the “2024-2C Tower Securities”) to Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC. Upon issuance, the 2024-2C Tower Securities are expected to have an anticipated repayment date in October 2027, a final maturity date in October 2054 and an effective interest rate of 4.654% per annum.

To satisfy the applicable risk retention requirements of Regulation RR promulgated under the Securities Exchange Act of 1934, as amended (the “Risk Retention Rules”), SBA Guarantor, an affiliate of SBA Depositor (“SBA Guarantor”) will also agree to purchase $108.7 million principal amount of Secured Tower Revenue Securities, Series 2024-1, Subclass 2024-1R (the “2024-1R Tower Securities” and together with the 2024-1C Tower Securities and the 2024-2C Tower Securities, the “2024 Tower Securities”) in order to retain an “eligible horizontal residual interest” (as defined in the Risk Retention Rules) in an amount equal to at least 5% of the fair value of the offered and retained securities. Principal and interest payments made on the 2024-1R Tower Securities eliminate in consolidation. The 2024-1R Tower Securities are expected to have an anticipated repayment date in October 2029, a final maturity date in October 2054 and an interest rate of 6.252% per annum.

The Company expects the closing of the offering of the 2024 Tower Securities to occur on or about October 11, 2024. The Company intends to use the net proceeds from the offering to repay the entire aggregate principal amount of the Secured Tower Revenue Securities, Series 2014-2C ($620.0 million) (the “2014-2C Tower Securities”), the Secured Tower Revenue Securities, Series 2019-1C ($1.165 billion) and the Secured Tower Revenue Securities, Series 2019-1R ($61.4 million), as well as accrued and unpaid interest, to pay fees and expenses relating to the transactions and to make a cash distribution to SBA Guarantor, which will further distribute such amount to one or more other Company entities to be used for general corporate purposes, which may include repaying outstanding corporate debt.

Relationships

The Company and certain of its affiliates have previously entered into commercial financial arrangements with each of the Initial Purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to the Company and its affiliates, including serving (1) as a lender and/or in other related capacities in connection with the Senior Credit Agreement and the various term loans and revolving credit facility under the Senior Credit Agreement, (2) as a book runner and/or as an initial purchaser for our various series of Secured Tower Revenue Securities and (3) as a book runner and/or an initial purchaser for our various series of Senior Notes. Certain of the Initial Purchasers or their affiliates may hold from time to time a portion of the 2014-2C Tower Securities and the 2019-1C Tower Securities and, accordingly, may receive a portion of the net proceeds from the offering. In addition, certain of the Initial Purchasers or their affiliates serve in various roles under the Company’s Senior Credit Agreement, including as lenders under the Revolving Credit Facility and, accordingly, may receive a portion of the net proceeds from the offering.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Marc Montagner
Marc Montagner
Executive Vice President and Chief Financial Officer

Date: September 11, 2024